EXHIBIT 99.1

                       AMERICAN MOBILE ANNOUNCES AGREEMENT
              TO ACQUIRE REMAINING INTERESTS IN XM SATELLITE RADIO

              WorldSpace To Receive Stock for Debt And Equity Stake
            Strategic Financial Partners To Invest $250 Million in XM




Reston,  Va. - June 8, 1999 - American  Mobile  Satellite  Corporation  (NASDAQ:
SKYC) today announced that it has agreed to acquire all of WorldSpace, Inc.'s debt and equity interests in XM Satellite Radio Inc. of Washington, DC that would return XM to its previous status as a wholly-owned subsidiary of American Mobile. WorldSpace's position in XM would be acquired in exchange for 8.6 million shares of American Mobile stock, following the retirement of $75 million of WorldSpace debt by XM.

In a related and concurrent announcement, XM reported a $250 million investment commitment by industry leaders DIRECTV, Clear Channel Communications and General Motors Corporation, along with financial investors Telcom Ventures L.L.C., Columbia Capital and Madison Dearborn Partners.

"Since our earliest involvement with digital audio radio service (DARS), we have viewed XM Radio as an extraordinary business opportunity," said Gary M. Parsons, chairman of both American Mobile and XM. "We are extremely pleased to consolidate our leadership position in this emerging market. And, with the combination of our recently announced wireless email initiative eLink (sm), and our expanded stake in XM, we are excited about the growth potential and enhanced market position of American Mobile."

In addition to the investment agreements, XM separately announced a long-term distribution agreement with General Motors. General Motors will exclusively distribute and market XM service and will factory install AM/FM/XM-compatible radios in new GM cars and trucks. In remarks addressing the related announcements, Parsons noted, "The quarter billion dollar investment from this 'dream team' of industry leaders is a tremendous vote of confidence in the


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future of satellite radio and XM. As important as the investment,  however,  are the related programming, operational, advertising and distribution alliances that these new investor companies provide to XM Radio."

The $250 million investment in XM is in the form of convertible debt. Assuming conversion of all such convertible debt to equity, American Mobile's financial interest in XM will be reduced to slightly less than 40 percent, but it would retain in excess of 60 percent of the voting power in XM at that time. American Mobile anticipates that the closing of these concurrent transactions will take place within 30 days, following receipt of certain stockholder approvals and other conditions.


XM Satellite Radio Inc. is committed to becoming America's "next band of radio" by delivering up to 100 channels of digital audio service with crystal-clear sound from coast to coast. For less than $10 a month, subscribers will receive the best, most compelling mix of digital-quality music, talk, news, sports and entertainment formats available. The company, formerly American Mobile Radio Corporation, obtained one of only two satellite digital audio radio service (SDARS) licenses from the FCC in October, 1997. First there was AM, then FM and now XM, the next generation of radio. For more information, please visit the company's web site at www.xmradio.com.


American Mobile (www.ammobile.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of mobile communications services, including digital voice dispatch, data communications, dual-mode mobile messaging, position reporting services and satellite telephone to the continental United States, Alaska, Hawaii, Puerto Rico, the U.S. Virgin Islands and hundreds of miles of U.S. coastal waters. American Mobile services are used in transportation, field service, maritime and telemetry markets and with eLink
(sm) in the two-way wireless messaging market.

                                      # # #

Factors that could cause forward-looking statements in this news release to differ materially from the actual results are discussed in American Mobile Satellite Corporation's Form 10K for the year ended December 31, 1998, and other periodic filings the company has made with the Securities and Exchange Commission. Copies of the filings are available upon request from American Mobile Satellite Corporation's Investor Relations Department.





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                               ****PLEASE NOTE****
              American Mobile will hold an Analyst Conference Call
                   Today, Tuesday June 8th at 11:00 a.m. (EDT)
             Call-in Telephone Number: 888-243-0814 or 703-925-2401
          Replay Number: 888-266-2081 or 703-925-2533, password 1624727

For more information contact:
Eric Swank                                              Melissa Andrews
Director, Investor Relations                            XM Satellite Radio Inc.
American Mobile                                         301-320-5973
703-758-6121                                            mandr2281@aol.com
eric.swank@ammobile.com

Donald L. Campbell                                      Vicki Stearn
Director, Corporate Communications                      XM Satellite Radio Inc.
American Mobile                                         202-969-7070
703-758-6280                                            vicki.stearn@xmradio.com
don.campbell@ammobile.com



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